Exhibit 2


                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT




                  AMENDMENT NO. 2, dated as of September 30, 1999, to the Rights Agreement, (the "Amendment") dated as of February 28, 1999 by and between Cyprus Amax Minerals Company (the "Company") and The Bank of New York (as Rights Agent) (the "Rights Agreement").

                  WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

                  WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement"), dated as of September 30, 1999, among the Company, Phelps Dodge Corporation, and CAV Corporation, as the same may be amended from time to time (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement); and

                  WHEREAS, the Board of Directors has determined that the Cyprus Offer, the Cyprus Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; and

                  WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

                  NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

                  1. The first sentence of Section 1(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

                  "'Acquiring Person' shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; provided, however, that, notwithstanding the foregoing, neither Phelps Dodge Corporation, a New York corporation ("Parent"), CAV Acquisition Corp., a Delaware corporation ("Sub"), nor any other Person, shall be deemed to be an Acquiring Person by virtue of the Agreement and Plan of Merger (as it may be amended or




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                  supplemented from time to time, the "Merger Agreement") to be entered into as of September 30, 1999, among the Company, Parent, and Sub, or as a result of the consummation of the exchange offer or the other transactions contemplated thereby."

                  2. Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

                  "The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on March 1, 2009 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the time immediately prior to the merger of the Company and Sub contemplated by the Merger Agreement."

                  3. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

                  "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement."


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                  IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.


                                          CYPRUS AMAX MINERALS COMPANY



                                          By: /s/ Philip C. Wolf
                                              ---------------------------------
                                              Name:   Philip C. Wolf
                                              Title:  Senior Vice President



                                          THE BANK OF NEW YORK (as Rights Agent)



                                          By: /s/ Steven Myers
                                              ---------------------------------
                                              Name:   Steven Myers
                                              Title:  Assistant Treasurer









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